Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148709 on Form S-8 of our report dated March 30, 2009 on the consolidated financial statements of LaPorte Bancorp, Inc. which report is included in Form 10-K for LaPorte Bancorp, Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

South Bend, Indiana

March 30, 2009